Exhibit 99.1

Golden Enterprises Announces Quarterly Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--September 22, 2010--Golden Enterprises, Inc.’s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable October 27, 2010 to stockholders of record as of October 4, 2010.

Net sales for the first quarter was $31,956,084 compared to $32,592,162 for the same period last year. Despite this slight decrease in sales, basic and diluted earnings per share stayed consistent as compared to last year at $.09 during the first quarter. Operating income increased by nearly $90,000 versus the same period last year.

The Company was able to take advantage of capital investments from last year to create efficiencies in our manufacturing process. These efficiencies increased gross margin by more than $200,000 as gross margins as a percentage of sales grew from 49% to 51%.

While the Company is pleased with the first quarter’s results we will continue our mission of satisfying the expectations of our consumers, customers, employees, and shareholders, in all that we do each day!

The following is a summary of net sales and income information for the thirteen weeks ended August 27, 2010 and August 28, 2009.

	THIRTEEN WEEKS ENDED
	August 27,	August 28,
	2010	2009
Net sales	$31,956,084	$32,592,162

Income before income taxes	$1,733,339	$1,661,935
Income taxes	653,200	622,051

Net income	$1,080,139	$1,039,884

Basic and diluted earnings per share	$.09	$.09

Basic weighted shares outstanding	11,739,775	11,746,632

Diluted weighted shares outstanding	11,739,775	11,746,632

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises
Patty Townsend, 205-458-7132